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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) expected to be filed on May 7, 1999 pertaining to the 1997 Stock Option Plan of C2i Solutions, Inc. and certain Nonqualified Stock Option Agreements with employees, directors, and consultants of the Company, of our report dated February 19, 1999 with respect to the financial statements of C2i Solutions, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                    /s/ ERNST & YOUNG LLP
                                    -----------------------------------
                                        ERNST & YOUNG LLP

San Diego, California
May 6, 1999